Exhibit 99.1

MAP Pharmaceuticals Secures $60 Million Committed Equity Financing Facility

Mountain View, Calif., November 12, 2009 — MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) today announced that it has secured a committed equity financing facility under which it may sell up to $60 million of its registered common stock to Azimuth Opportunity Ltd. MAP Pharmaceuticals is not obligated to utilize any of the $60 million facility, which has a term of 24 months.

During the term of the purchase agreement, at its sole discretion and subject to certain conditions, MAP Pharmaceuticals may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of its common stock at pre-defined terms. Any shares sold under this facility will be registered on MAP Pharmaceuticals’ effective shelf registration statement on Form S-3 (File No. 333-157339) filed with the Securities and Exchange Commission.

“MAP has been able to maintain a strong financial position despite the current market environment, with $79 million in cash and accounts receivables as of the end of the third quarter of 2009. Putting this long-term equity line of credit in place now provides us with the option and flexibility to draw down additional capital when and if we deem it prudent as we continue moving our migraine product candidate LEVADEX toward an NDA submission and potential commercial launch,” stated Timothy S. Nelson, President and CEO of MAP Pharmaceuticals. “LEVADEX met all four primary endpoints in a previous Phase 3 trial. We look forward to initiating our confirmatory Phase 3 trial for LEVADEX in the first quarter of 2010 with the goal of submitting an NDA soon after the completion of that trial. With recently announced Phase 3 data showing efficacy in a number of patient subgroups not typically responsive to current migraine therapies, and a six month interim review of safety data in over 400 patients and over 7,800 headaches treated, we have further confidence that LEVADEX has the potential to help many of the approximately 30 million migraine sufferers in the United States, including many who do not realize full benefit from the limited migraine therapies that are available to them today.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About LEVADEX(TM)

LEVADEX orally inhaled migraine therapy is a novel migraine therapy in Phase 3 development. Patients administer LEVADEX themselves using the company’s proprietary TEMPO® inhaler. In the Phase 3 Freedom-301 trial, LEVADEX met all four co-primary endpoints at two hours: pain relief (p<0.0001); phonophobia free (p<0.0001); photophobia free (p<0.0001); and nausea free (p=0.02). Data from this Phase 3 trial show the potential for LEVADEX to be effective in treating acute migraine as well as a broad spectrum of migraine subpopulations that are often difficult to treat with current therapies including triptans. For example in this trial, patients with allodynia, menstrual migraine, migraine with nausea and vomiting, severe migraine and those treating late in their migraine cycle responded well to LEVADEX.

LEVADEX is designed to be differentiated from existing migraine treatments. It is a novel formulation of dihydroergotamine (DHE), a drug used intravenously in clinical settings to effectively and safely treat migraines. Based on clinical results, the company believes that LEVADEX has the potential to provide both fast onset of action, sustained pain relief and other migraine symptom relief in an easy-to-use and non-invasive at-home therapy.

LEVADEX is designed to incorporate the multiple beneficial mechanisms of action that allow DHE to block initiation of migraine, limit pain, reduce inflammation and stop a migraine at any point in the migraine cycle. Based on research to date, including the efficacy portion of the FREEDOM-301 trial, the company believes the unique pharmacokinetic profile of LEVADEX has the potential to effectively treat migraines, while minimizing the side effects commonly seen with DHE and other currently available medicines.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

LEVADEX and TEMPO are trademarks of MAP Pharmaceuticals, Inc.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate and MAP Pharmaceuticals’ capital needs going forward. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the following: risks related to the failure to achieve favorable clinical outcomes and to have the company’s LEVADEX product candidate approved for commercial use and risks that available financial resources may not be sufficient to meet the company’s needs and product development plans. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of Invigorate Communications, (415) 946-1058, nfoderaro@invigoratepr.com.